Exhibit 99.1

FOR IMMEDIATE RELEASE
August 25, 2016

Contact:
Christopher Bastardi
212-729-2495
chris.bastardi@edelman.com

LIGHTSTONE VALUE PLUS REIT III ACQUIRES TWO HOME2 SUITES BY HILTON NEAR SALT LAKE CITY AND SEATTLE

$47.25 million acquisition marks the sixth and seventh hotel properties for Lightstone Value Plus REIT III

NEW YORK, NY – Today, Lightstone Value Plus Real Estate Investment Trust III, Inc. (“LVPR III”) announced it has acquired two Home2 Suites by Hilton: a 125-key hotel in Salt Lake City/South Jordan, UT, for $19.25 million and a 139-key hotel near the Seattle-Tacoma International Airport for $28 million. Lightstone entered into a long-term franchise agreement with Hilton for both properties commencing upon acquisition. The properties will be managed by Island Hospitality and overseen by Lightstone’s hospitality division.

The Home2 Suites is located in South Jordan, Utah, a suburb of Salt Lake City. The property opened in 2013 and is the exclusive hotel within the RiverPark Corporate Center, a 120-acre business park comprised of 15 buildings totaling 1.7 million square feet of office and retail space. The hotel is also conveniently located near Alta Ski Resort, a major recreational destination in Utah.

The Home2 Suites, located in Tukwila, Washington, opened in 2015 and is ideally situated five miles from the Seattle-Tacoma International Airport, one of the nation’s fastest growing international hubs. Located only 20 minutes south of downtown Seattle, several major companies maintain a presence in this area including, Boeing, REI and Group Health Cooperative.

“We’re excited to expand our portfolio through these acquisitions in the Salt Lake City and Seattle markets,” said David Lichtenstein, Chairman and CEO of Lightstone. “These properties are strategically located in growing markets and bring a geographic diversity within LVPR III.”

About LVPR III

LVPR III is a public, non-traded REIT sponsored by Lightstone and formed to invest primarily in hotels, as well as in other types of properties and real estate related assets.

About Lightstone

Lightstone is one of the most diversified real estate companies in the United States. Since 1988, founder David Lichtenstein has grown Lightstone to one of the largest privately-held real estate companies in the country, with holdings in 24 states. Operating in all sectors of the real estate market, Lightstone’s $2 billion portfolio currently includes over 6 million square feet of office, retail and industrial commercial properties, 11,000 residential units and 3,500 hotel keys. It also owns over 12,000 land lots across the country. Headquartered in New York City, Lightstone continues to grow its local presence with $2.5 billion worth of projects currently under development in the residential and hospitality sectors.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR III’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. You should not place undue reliance on any forward looking statements. This is neither an offer to sell nor the solicitation of an offer to buy securities.

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